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                                                                    EXHIBIT 10.1


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                         PROFIT SHARING RETIREMENT PLAN
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Your profit sharing retirement plan is designed to provide you with the opportunity to accumulate funds for your retirement. The plan is desirable because it benefits both you and your employer. Your employer benefits because the employer's annual contribution to the plan is tax deductible. You benefit because funds accumulate for you each year but with no income tax due until you actually receive the funds after you retire. While the funds you receive after retirement are taxable, you will no longer be receiving a salary and will most likely be in a lower tax bracket.

1.   Plan Administration

Your employer has provided for the formation of a committee of not less than three individuals, known as the "Administrative Committee." This committee has all powers necessary to carry out the terms and provisions of your plan. All questions of administration, interpretation and application of the plan are handled by the Administrative Committee.

2.   Eligibility to Participate in Plan

You become a participant in the plan on the first day of the month following completion of one year of service. In order to complete a year of service, you must accumulate at least one thousand (1,000) hours of employment in that twelve month period beginning on the first day of your employment. If you fail to accumulate one thousand (1,000) hours in the twelve month period beginning with the first day of employment you are not eligible to participate in the plan. The twelve month eligibility computation period then shifts to the plan year, January 1 to December 31. You have a chance to accumulate one thousand (1,000) hours in the twelve month period which begins on January 1 which follows your first day of employment and additional chances in each succeeding year beginning on January 1. If you are a full-time employee, you should have no trouble accumulating at least one thousand (1,000) hours in a year's time. If you are a part-time employee, you may or may not accumulate one thousand (1,000) hours in twelve months. An example when an employee becomes eligible is as follows:

Date of Employment   Hours of Employment   Years of Service  Date of Eligibility
------------------   -------------------   ----------------  -------------------
June 5, 2000             999 or fewer             No           Not Eligible
June 5, 2000            1000 or more              Yes          July 1, 2001
December 1, 2000        1000 or more              Yes          January 1, 2002

If you fail to accumulate one thousand (1,000) hours of service in the initial computation period, but do accumulate one thousand (1,000) hours of service in a later plan year, (for example, 2001), you become eligible the following January 1 (January 1, 2002).

3.   Rehiring of Terminated Participants

If you quit your job and are not fully vested (that is you do not have sufficient years of service to be entitled to 100% of your accumulated fund balance), the portion of your fund balance which
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is not vested is placed in a suspense account and remains in the suspense account until you incur a break in service. Once you have incurred a break in service, the funds in the suspense account are allocated to the remaining plan participants and you cannot recover these funds.

It is possible that sometime after you quit your job, you will be rehired. If you are rehired before you incur a one-year break in service, the portion of your fund balance that was not vested and was placed in the suspense account will be returned to your account. You will immediately go back into the plan and your vesting will continue as though you had never quit. If you are rehired after you incur a one-year break in service, you will immediately go back into the plan and your vesting will continue as though you had never quit. However, you cannot recover any non-vested portion of your fund balance which you forfeited when you incurred the break in service. You are permitted to repay the vested portion of your fund balance (which you received when you quit) to the plan.

4.   Plan Contributions

To be eligible for a share of your employer's contributions, you must be a plan participant, you must accumulate at least one thousand (1,000) hours of service during the plan year, and you must still be employed at the end of the year, December 31. (If you retire, are disabled, or die during the year, you or your beneficiary is still eligible for a share of the contribution.)

The amount your employer may contribute to your retirement trust fund is contingent upon current or accumulated profits and the deduction for the contribution is limited by law to no more than 15% of the total eligible W-2 wages of the eligible plan participants. Keep in mind that if you become eligible to participate in the plan during the year, your eligible salary upon which the contribution is based is limited to what you earn from the date you become a plan participant until the end of the year. If for example you were hired October 17, 2000, you would become eligible to participate in the plan on November 1, 2001. You would receive no contribution for 2000. Your contribution for 2001 would be based on no more than 15% of your salary earned from November 1 to December 31, 2001. Salary shall mean the participant's annual base salary and shall not include bonus, commissions, or other forms of earnings unless specifically approved by the Administrative Committee and applied in a non-discriminatory manner.

5.   Distributions

Any distribution made after December 31, 1992, that qualifies as an eligible rollover distribution is subject to mandatory 20% withholding. No withholding is required however, if the participant elects a trustee-to-trustee transfer. The plan administrator will provide written guidance to participants who are to receive distributions in reasonable time to enable the participants to elect a trustee-to-trustee transfer.

6.   Claims and Claim Reviews

You or your beneficiary have the right to file a claim for benefits under the plan if for any reason you or your beneficiary have been denied a benefit, or feel aggrieved by any other action of the
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employer or Administrative Committee. Claims are to be filed on forms supplied by the employer. You must receive written notice of the disposition of the claim within thirty (30) days of filing your claim. If the claim is denied, the reasons for the denial shall be specifically set forth and pertinent provisions of the plan cited. If you wish to further pursue your claim, you can request a hearing in writing on forms supplied by the employer. The request for a hearing must be made within ninety (90) days of the original disposition of your claim. The employer then must schedule a hearing within the next thirty (30) days after receiving your request. The decision following such hearing must be communicated in writing to you within thirty (30) days of the hearing.

7.   Trust Fund Investments

Your employer has appointed the Trust Department of the Bank to administer the Trust Fund where the assets of the plan are held. The Trust Fund consists of two investment funds designated as Fund "A" and Fund "B".

Fund "A" is a mixed fund consisting mostly of CDs, stocks, bonds and mortgages of good quality. The investment objective is to provide growth potential along with income.

Fund "B" is a fund consisting of investments in which the principal will be guaranteed by the Federal government or one of its agencies. The investment objective is to provide complete protection of principal along with interest income.

Your contributions will be invested in fund "A" until you reach age 50 at which time you will have the option of transferring your balance, the first year after attaining age 50 or any subsequent year prior to retirement, to Fund "B". Once the option is elected, all future allocations will be made to Fund "B". This election to transfer was adopted in order to provide complete protection of your trust fund balance during your final years of employment before retirement. The election must be in writing to the Administrative Committee.

When you become eligible to participate in the Profit Sharing Retirement Plan, you should contact the Trust Officer of the Bank and complete the Beneficiary form. At that time, you will receive a copy of the SUMMARY PLAN DESCRIPTION of the Profit Sharing Plan.